Exhibit 10.13

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of [  ], 2017, by and among JBG SMITH Properties, a Maryland real estate investment trust (the “Company” or the “Indemnitor”) and [                  ] (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer [or][and] a member of the Board of Trustees of the Company and in such [capacity][capacities] is performing a valuable service for the Company;

WHEREAS, Maryland law permits the Company to enter into contracts with its officers or members of its Board of Trustees with respect to indemnification of, and advancement of expenses to, such persons;

WHEREAS, the Articles of Amendment and Restatement of the Declaration of Trust of the Company (the “Declaration of Trust”) provide that the Company shall indemnify and advance expenses to its trustees and officers to the maximum extent permitted by Maryland law in effect from time to time;

WHEREAS, the Amended and Restated Bylaws of the Company (the “Bylaws”) provide that each trustee and officer of the Company shall be indemnified by the Company to the maximum extent permitted by Maryland law in effect from time to time and shall be entitled to advancement of expenses consistent with Maryland law; and

WHEREAS, to induce the Indemnitee to provide services to the Company as an officer [or][and] a member of the Board of Trustees, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to or revocation of the Declaration of Trust or the Bylaws, or any acquisition transaction relating to the Company, the Indemnitor desires to provide the Indemnitee with protection against personal liability as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Indemnitor and the Indemnitee hereby agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement:

(A)                             “Change in Control” shall have the definition set forth in the JBG SMITH Properties 2017 Omnibus Share Plan as of the date hereof.

(B)                               “Corporate Status” describes the status of a person who is or was a trustee or officer of the Company or is or was serving at the request of the Company as a director, trustee, officer, partner (limited or general), manager, member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan. For clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, the Company shall be deemed to have requested the Indemnitee to serve: (i) as a director, trustee, officer, partner (limited or general), manager, member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, or other enterprise (whether conducted for profit or not for profit) (1) of which a majority of the voting power or equity interest is or was owned directly or indirectly by the Company or (2) the management of which is controlled directly or indirectly by the Company and (ii) an employee benefit plan where the performance of the Indemnitee’s duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan, including as deemed fiduciary thereof.

(C)                               “Expenses” shall include all reasonable and out-of-pocket attorneys’ and paralegals’ fees, disbursements retainers, court costs, arbitration and mediation costs, transcript costs, fees of experts, accounting fees, witness fees, travel expenses, deposition expenses, expenses of investigations, duplicating costs, document production costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

(D)                               “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any formal or informal internal investigation to which the Indemnitee is made a party by reason of the Corporate Status of the Indemnitee), inquiry, administrative hearing, claim, demand, discovery request or any other proceeding, including appeals therefrom, whether brought by or in the right of the Company or otherwise and whether civil (including intentional or unintentional tort claims), criminal, administrative, or investigative, except one initiated by the Indemnitee pursuant to Section 8 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

(E)                                “Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither currently is, or in the past five years has been, retained to represent (i) the Indemnitor or the Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Special Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

2.                                      INDEMNIFICATION

The Indemnitee shall be entitled to the rights of indemnification provided in this Section 2 and under applicable law, the Declaration of Trust, the Bylaws, any other agreement, a vote of shareholders or resolution of the Board of Trustees or otherwise if, by reason of such Indemnitee’s Corporate Status, such Indemnitee is, or is threatened to be made, a party to any threatened, pending, or contemplated Proceeding, including a Proceeding by or in the right of the Company.  Unless prohibited by Section 13 hereof and subject to the other provisions of this Agreement, the Indemnitee shall be indemnified hereunder, to the maximum extent permitted by Maryland law in effect from time to time, against judgments, penalties, fines and settlements and reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein; provided, however, that in the case of amounts paid in settlement, any settlement of such proceeding is approved in advance by the Company in writing, which approval shall not be unreasonably withheld, delayed or applied in an inconsistent manner; provided, further, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof.  For purposes of this Section 2, excise taxes assessed on the Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines.

3.                                      INDEMNIFICATION FOR EXPENSES IN CERTAIN CIRCUMSTANCES

(A)                             Without limiting the effect of any other provision of this Agreement (including the Indemnitee’s rights to indemnification under Section 2 and advancement of expenses under Section 4), without regard to whether the Indemnitee is entitled to indemnification under Section 2 and without regard to the provisions of Section 6 hereof, to the extent that the Indemnitee is successful, on the merits or otherwise, in any Proceeding to which the Indemnitee is a party by reason of such Indemnitee’s Corporate Status, such Indemnitee shall be indemnified against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection therewith.

(B)                             If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding, the Indemnitor shall indemnify the Indemnitee against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis.

(C)                             For purposes of this Section 3 and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(D)                             Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances: (i) if such court determines that Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the Maryland General Corporation Law (“MGCL”), the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or (ii) if such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper without regard to any limitation on such court-ordered indemnification contemplated by Section 2-418(d)(2)(ii) of the MGCL.

4.                                      ADVANCEMENT OF EXPENSES

Notwithstanding anything in this Agreement to the contrary, but subject to Section 13 hereof, if the Indemnitee is or was or becomes a party to or is otherwise involved in any Proceeding (including as a witness), or is or was threatened to be made a party to or a participant (including as a witness) in any such Proceeding, by reason of the Indemnitee’s Corporate Status, or by reason of (or arising in part out of) any actual or alleged event or occurrence related to the Indemnitee’s Corporate Status, or by reason of any actual or alleged act or omission on the part of the Indemnitee taken or omitted in or relating to the Indemnitee’s Corporate Status, then the Indemnitor shall advance all reasonable Expenses incurred by the Indemnitee in connection with any such Proceeding within ten (10) days after the receipt by the Indemnitor of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding, which advance may be in the form of, in the reasonable discretion of the Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advance of funds to Indemnitee in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses; provided that, such statement shall reasonably evidence the Expenses incurred or to be incurred by the Indemnitee and shall include or be preceded or accompanied by (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Indemnitor as authorized by this Agreement has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the standard of conduct has not been met.  To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis.  The undertaking required by clause (ii) of the immediately preceding sentence shall be an unlimited general obligation of the Indemnitee but shall be unsecured, shall not bear interest and may be accepted without reference to financial ability to make the repayment.

5.                                      WITNESS EXPENSES

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is or may be, by reason of such Indemnitee’s Corporate Status, a witness (or is forced or asked to respond to discovery requests or is otherwise asked to participate in any Proceeding or is called upon to produce documents) for any reason in any Proceeding to which such Indemnitee is not a named defendant or respondent, the Indemnitor shall advance all Expenses actually incurred by or on behalf of such Indemnitee, on an as-incurred basis in accordance with Section 4 of this Agreement, in connection therewith and indemnify the Indemnitee therefor.

6.                                      DETERMINATION OF ENTITLEMENT TO AND AUTHORIZATION OF INDEMNIFICATION

(A)                             To obtain indemnification under this Agreement, the Indemnitee shall submit to the Indemnitor a written request, including therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion.  The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

(B)                             The Indemnitor agrees that the Indemnitee shall be indemnified to the fullest extent permitted by law.  Indemnification under this Agreement may not be made unless authorized for a specific Proceeding after a determination has been made in accordance with this Section 6(B) that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the following standard of conduct: the Indemnitor shall indemnify the Indemnitee in accordance with the provisions of Section 2 hereof, unless it is established in a final adjudication of the Proceeding not subject to further appeal that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (b) the Indemnitee actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  Upon receipt by the Indemnitor of the Indemnitee’s written request for indemnification pursuant to paragraph 6(A), a determination as to whether the applicable standard of conduct has been met shall be made within the period specified in paragraph 6(E):  (i) if a Change in Control shall have occurred, by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to the Indemnitee, which Special Legal Counsel shall be selected by the Indemnitee (the Indemnitee shall give prompt written notice to the Indemnitor advising the Indemnitor of the identity of the Special Legal Counsel so selected) and approved by the Board of Trustees in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld or delayed; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the proceeding, or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Trustees consisting solely of two or more trustees not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Trustees in which the designated trustees who are parties may participate, (B) if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established (or, even if such quorum is obtainable or such committee can be established, if such quorum or committee so directs), by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee, which Special Legal Counsel shall be selected by the Board of Trustees or a committee of the Board of Trustees by vote as set forth in clause (ii)(A) of this paragraph 6(B) (or, if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established, by a majority of the full Board of Trustees in which trustees who are parties to the Proceeding may participate) (if the Indemnitor selects Special Legal Counsel to make the determination under this clause (ii), the Indemnitor shall give prompt written notice to the Indemnitee advising him or her of the identity of the Special Legal Counsel so selected) in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed or (C) if so directed by a majority of the members of the Board of Trustees, by the shareholders of the Company, other than trustees or officers who are parties to the Proceeding.  If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten (10) days after such determination. Authorization of indemnification and determination as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by Special Legal Counsel under clause (ii)(B) above, authorization of indemnification and determination as to reasonableness of Expenses shall be made in the manner specified under clause (ii)(B) above for the selection of such Special Legal Counsel.

(C)                             The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.  Any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Indemnitor (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Indemnitor hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(D)                             In the event the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to Section 6(B) hereof, the Indemnitee, or the Indemnitor, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Indemnitor or to the Indemnitee, as the case may be, a written objection to such selection.  Such objection may be asserted only on the grounds that the Special Legal Counsel so selected does not meet the requirements of “Special Legal Counsel” as defined in Section 1 of this Agreement.  If such written objection is made, the Special Legal Counsel so selected may not serve as Special Legal Counsel until a court has determined that such objection is without merit.  If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to Section 6(A) hereof, no Special Legal Counsel shall have been selected or, if Special Legal Counsel shall have been selected, shall have been objected to, either the Indemnitor or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Indemnitor or the Indemnitee to the other’s selection of Special Legal Counsel and/or for the appointment as Special Legal Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Special Legal Counsel under Section 6(B) hereof.  The Indemnitor shall pay all reasonable fees and expenses of Special Legal Counsel incurred in connection with acting pursuant to Section 6(B) hereof, and all reasonable fees and expenses incident to the selection of such Special Legal Counsel pursuant to this Section 6(D).  In the event that a determination of entitlement to indemnification is to be made by Special Legal Counsel and such determination shall not have been made and delivered in a written opinion within ninety (90) days after the receipt by the Indemnitor of the Indemnitee’s request in accordance with Section 6(A), upon the due commencement of any judicial proceeding in accordance with Section 8(A) of this Agreement, Special Legal Counsel shall be discharged and relieved of any further responsibility in such capacity.

(E)                              If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within forty-five (45) days after receipt by the Indemnitor of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent:  (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.  Such 45-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto.  The foregoing provisions of this paragraph 6(E) shall not apply: (i) if the determination of entitlement to indemnification is to be made by the shareholders and if within fifteen (15) days after the receipt by the Indmenitor of the request for such determination the Board of Trustees resolves to submit such determination to the shareholders for consideration at an annual or special meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made at such meeting or (ii) if the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(B) of this Agreement.

7.                                      PRESUMPTIONS

(A)                             It shall be presumed that the Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6 of this Agreement, and the Indemnitor or any other person or entity challenging such right shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(B)                             The termination of any Proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable a presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(C)                             The knowledge and/or actions, or failure to act, of any other trustee, officer, employee or agent of the Company or any other director, trustee, officer, partner (limited or general), manager, member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

8.                                      REMEDIES

(A)                             In the event that:  (i) a determination is made in accordance with the provisions of Section 6 that the Indemnitee is not entitled to indemnification under this Agreement, or (ii) advancement of reasonable Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of such Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(B)                             In the event that a determination shall have been made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial, or arbitration, on the merits. The fact that a determination has been made earlier pursuant to Section 6 of this Agreement that the Indemnitee was not entitled to indemnification shall not be taken into account in any judicial proceeding commenced pursuant to this Section 8 and (i) the Indemnitee shall not be prejudiced in any way by reason of that determination, (ii) the Indemnitee shall be entitled to have such Expenses advanced by the Indemnitor in accordance with Section 4 of this Agreement and applicable law and (ii) the Indemnitor shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If the Indemnitee fails to challenge a determination within ninety (90) days, or if Indemnitee challenges a determination and such determination has been upheld by a final judgment of a court of competent jurisdiction from which no appeal can be made, then, to the extent and only to the extent required by such determination or final judgment, the Indemnitor shall not be obligated to indemnify the Indemnitee under this Agreement.

(C)                             If a determination shall have been made or deemed to have been made pursuant to Section 6 of this Agreement that the Indemnitee is entitled to indemnification, the Indemnitor shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 8, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(C)                             The Indemnitor shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Indemnitor is bound by all the provisions of this Agreement.

(E)                              In the event that the Indemnitee, pursuant to this Section 8, seeks a judicial adjudication of such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, if successful on the merits or otherwise as to all or less than all claims, issues or matters in such judicial adjudication, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by Indemnitee in connection with each successfully resolved claim, issue or matter.

(F)                               Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for the period (i) commencing with either the tenth day after the date on which the Company was requested to advance Expenses in accordance with Sections 4 or 5 or the 60th day after the date on which the Company was requested to make the determination of entitlement to indemnification under Section 6, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Company.

(G)                               Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of the Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

9.                                      NOTIFICATION AND DEFENSE OF CLAIMS

The Indemnitee agrees promptly to notify the Indemnitor in writing upon being served with any summons, citation, subpoena, complaint, indictment, request, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding, but the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability that the Indemnitor may have to Indemnitee under this Agreement unless the Indemnitor can establish that such omission to notify resulted in actual and material prejudice to the ability of the Company to defend in such Proceeding or to obtain proceeds under any insurance policy which cannot be reversed or otherwise eliminated without any material adverse effect on the Indemnitor.  With respect to any such Proceeding as to which Indemnitee notifies the Indemnitor of the commencement thereof:

(A)                             The Indemnitor will be entitled to participate therein at its own expense.

(B)                             Except as otherwise provided below, the Indemnitor will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee.  After notice from the Indemnitor to Indemnitee of the Indemnitor’s election to assume the defense thereof, the Indemnitor will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Indemnitor of the Indemnitor’s assumption of the defense thereof shall be at the expense of the Indemnitee unless (a) the employment of counsel by the Indemnitee has been authorized by the Indemnitor, (b) the Indemnitee shall have reasonably concluded, based upon an opinion of counsel approved by the Indemnitor, which approval shall not be unreasonably withheld or delayed, that there may be a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of such action, (c) the Indemnitee shall have reasonably concluded, based upon an opinion of counsel approved by the Indemnitor, which approval shall not be unreasonably withheld or delayed, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (d) such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Indemnitor could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration) or (e) the Indemnitor shall not in fact have employed counsel to assume the defense of such action in a timely manner, in each of which cases the fees and disbursements of counsel (which counsel shall be subject to the prior approval of the Indemnitor, which approval shall not be unreasonably withheld or delayed) shall be at the expense of the Indemnitor (subject to Section 3(B).  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company (subject to Section 3(B)), to represent Indemnitee in connection with any such matter.  The Indemnitor shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Indemnitor, or as to which the Indemnitee shall have reached the conclusion specified in clause (b) above, or which involves penalties or other relief against the Indemnitee of the type referred to in clause (c) above.

(C)                              The Indemnitor shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Indemnitor’s written consent.  The Indemnitor shall not settle any action or claim in any manner that would (i) include an admission of fault of Indemnitee, (ii) not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee, or (iii) impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  Neither the Indemnitor nor Indemnitee will unreasonably withhold or delay consent to any proposed settlement.

10.                               NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION

(A)                             The rights of indemnification and to receive advancement of reasonable Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Declaration of Trust, the Bylaws, any other agreement, a vote of shareholders, a resolution of the Board of Trustees or otherwise, except that any payments otherwise required to be made by the Indemnitor hereunder shall be offset by any and all amounts received by the Indemnitee from any other indemnitor or under one or more liability insurance policies maintained by an indemnitor or otherwise and shall not be duplicative of any other payments received by an Indemnitee from the Indemnitor in respect of the matter giving rise to the indemnity hereunder.  No amendment, alteration or repeal of this Agreement or of the Declaration of Trust or Bylaws of the Company, or any provision hereof or thereof, shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee prior to such amendment, alteration or repeal.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(B)                             The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Trustees, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee by reason of Indemnitee’s Corporate Status and covering the Company for any indemnification or advancement of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of Indemnitee’s Corporate Status.  In the event of a Change in Control, the Company shall maintain in force any and all directors and officers liability insurance policies that were maintained by the Company immediately prior to the Change in Control for a period of six years with the insurance carrier or carriers and through the insurance broker in place at the time of the Change in Control,  including through purchase of a “tail” policy for such six year period; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier; provided, further, however, in the event a tail policy is purchased to fulfill the Company’s obligations in this Section 10(B), in no event shall the Company be required to expend in the aggregate in excess of 300% of the annual premium or premiums paid by the Company for directors and officers liability insurance in effect on the date of the Change in Control in order to purchase such tail policy.  In the event that 300% of the annual premium paid by the Company for such existing directors and officers liability insurance is insufficient to purchase a tail policy providing such coverage, the Company shall spend up to that amount to purchase a tail policy providing such lesser coverage as may be obtained with such amount.

(D)                             Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee which would otherwise be indemnifiable hereunder arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in

Section 10(B).  The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies.  If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has trustee and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

(D)                             The Indemnitee shall cooperate with the Company or any insurance carrier of the Company with respect to any Proceeding.

(E)                              In the event of any payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitor to bring suit to enforce such rights.

(F)                               The Indemnitor shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

11.                               CONTINUATION OF INDEMNITY

(A)                             All agreements and obligations of the Indemnitor contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Trustees of the Company or is serving at the request of the Company as a director, trustee, officer, partner (limited or general), manager, member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Corporate Status and during the period of statute of limitations for any act or omission occurring during the Indemnitee’s term of Corporate Status.  This Agreement shall be binding upon the Indemnitor and its respective successors and assigns and shall inure to the benefit of the Indemnitee and such Indemnitee’s heirs, executors and administrators.

(B)                             The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, and the Company shall not permit any such succession (purchase of assets or business, acquisition of securities or merger or consolidation) to occur until such written agreement has been executed and delivered. No such assumption and agreement shall relieve the Company of any of its obligations hereunder, and this Agreement shall not otherwise be assignable by the Company.

(C)                             The Company and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm.  Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled.  Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith.  The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

12.                               SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

13.                               EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of reasonable Expenses under this Agreement with respect to (i) any Proceeding initiated by such Indemnitee against the Indemnitor other than (x) a proceeding commenced pursuant to Section 8 hereof or (y) any proceeding authorized by the Company’s Declaration of Trust or Bylaws, a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees or an agreement approved by the Board of Trustees to which the Company is a party expressly provides otherwise, or (ii) any Proceeding for an accounting of profits arising from the purchase and sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statute.

14.                               NOTICE TO THE COMPANY SHAREHOLDERS

To the extent required by the MGCL, any indemnification of, or advancement of reasonable Expenses to, an Indemnitee in accordance with this Agreement, if arising out of a Proceeding by or in the right of the Company, shall be reported in writing to the shareholders of the Company with the notice of the next Company shareholders’ meeting following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

15.                               SECTION 409A

If the Indemnitee’s right to payment of indemnification pursuant to Section 6 or right to the advancement of Expenses under Sections 4 or 5 would not be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Final Treasury Regulation 1.409A-1(b)(10), then (i) the payment of indemnification and Expenses provided or advanced to or for Indemnitee pursuant to this Agreement in one taxable year shall not affect the amount of indemnification and Expenses provided or advanced to or for Indemnitee in any other taxable year, (ii) any reimbursement to Indemnitee of Expenses under this Agreement shall be paid to Indemnitee on or before the last day of Indemnitee’s taxable year following the taxable year in which the Expense was incurred and (iii) the right to advancement, reimbursement or payment of indemnification and Expenses under this Agreement may not be liquidated or exchanged for any other benefit. In addition, to the extent that this Agreement is subject to Section 409A of the Code, the parties agree to cooperate and work together in good faith to timely amend this Agreement to comply with Section 409A of the Code.

16.                               HEADINGS

The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.                               MODIFICATION AND WAIVER

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.                               NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand or by a nationally recognized overnight delivery service and received by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:

If to the Indemnitee, to the address set forth in the records of the Company.

If to the Indemnitor, to:

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, MD 20815

Attention:  Chief Legal Officer

or to such other address as may have been furnished to the Indemnitee by the Indemnitor or to the Indemnitor by the Indemnitee, as the case may be.

19.                               CONTRIBUTION

(A)                             To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, other than for failure to satisfy the standard of conduct set forth in Sections 4 or due to the provisions of Section 6(B), the Company, in lieu of indemnifying Indemnitee, shall pay the entire amount actually incurred by Indemnitee, whether for judgments, penalties, fines and settlements and reasonable Expenses actually incurred by or on behalf of an Indemnitee, in connection with any claim relating to an indemnifiable event under this Agreement, without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee

20.                               GOVERNING LAW

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without application of the conflict of laws principles thereof.

21.                               NO ASSIGNMENTS

The Indemnitee may not assign its rights or delegate obligations under this Agreement without the prior written consent of the Indemnitor.  Any assignment or delegation in violation of this Section 21 shall be null and void.

22.                               NO THIRD-PARTY RIGHTS

Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

23.                               COUNTERPARTS

This Agreement may be executed in one or more counterparts (delivery of which may be by facsimile, or via e-mail as a portable document format (.pdf) or other electronic format), each of which shall be deemed an original, but all of which together constitute an agreement binding on all of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JBG SMITH Properties

By:
Name:
Title:

INDEMNITEE:

By:
Name: